UnionTown Energy Inc. (UTOG) Successfully Concluded Drilling
Operations at First New Miami Well at a Depth of 5,307ft at 11:17 pm
Sunday, June 19, 2011

2011-06-21 03:30 ET - News Release

BILLINGS, MT -- (MARKET WIRE) -- 06/21/11

UnionTown Energy Inc. (OTCBB: UTOG) (PINKSHEETS: UTOG) is pleased to announce that the drilling operations on the first well, located on the New Miami Property, Hole # 42-20H, has been successfully concluded to a total depth of 5,307ft at 11:17 pm last night, resulting in favourable oil showings being detected from three zones.

The zones are all located within the Madison Formation. The last 800ft of the horizontal leg was drilled within the original target zone. The drilling rig and the crew are being released today and a service rig will be mobilised shortly. The Company will review the final well logging reports and advice from our well-site geological team to plan the completion program.

The Company has posted recent site photographs of drilling operations and activities at the New Miami property on its website for interested stakeholders. Please visit http://www.uniontownenergy.com/properties-operations/new-miami-property/new-miami-pictures/

"We are very pleased with excellent oil shows from three zones within the Madison formation at our New Miami # 42-20H well," said UnionTown President and CEO Darren Stevenson. "We continue to focus on our drilling operations, building long-term stakeholder value and providing updates on a timely basis."

About UnionTown Energy Inc.
UnionTown Energy Inc. is a fully reporting, exploration-stage company that is building towards becoming an oil and gas producer. We are proudly engaged in the acquisition and exploration of oil and natural gas properties located within America's borders. For more information about our company, please visit www.UnionTownEnergy.com.

Safe Harbor
The information in this release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, actual results may differ materially. These forward-looking statements, specifically statements relating to expectations regarding the Company's future exploration activities and the potential results of exploration activities on the New Miami Property, involve risks and uncertainties that include, among others, fluctuations in natural gas and crude oil prices; the timely receipt of necessary permits and approvals; market demand for, and/or available supplies of, energy-related products and services; unanticipated project delays, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, commercial agreements, acquisitions and strategic transactions, government regulation and taxation. More information about factors that potentially could affect the Company's financial results is included in its filings with the Securities and Exchange Commission.

Contact
Patrick Smyth
Email Contact
(702) 530-3241